                                                                      EXHIBIT 11



                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                       FOR THREE MONTHS ENDED JUNE 30,          FOR SIX MONTHS ENDED JUNE 30,
                                       -------------------------------         -------------------------------
                                           1997                1996                1997                1996
                                       -----------         -----------         -----------         -----------
Net Income ...................          $9,203,132          $6,188,290         $17,693,608         $11,638,674
                                       ===========         ===========         ===========         ===========
Weighted average number of
shares of common stock
outstanding ..................          26,026,908          25,394,580          25,976,211          25,394,580

Net effect of dilutive stock
options--based on the treasury
stock method using average
market price .................           2,801,482           2,462,252           2,792,379           1,706,430
                                       -----------         -----------         -----------         -----------
Total weighted average number
of shares of common stock and
common stock equivalents
outstanding ..................          28,828,390          27,856,832          28,768,590          27,101,010
                                       ===========         ===========         ===========         ===========

Net income per common
 share .......................               $0.32               $0.22               $0.62               $0.43